Number B-1                                                           $50,000,000


                                       APS
                         ARIZONA PUBLIC SERVICE COMPANY
                              FIRST MORTGAGE BOND,
                              SENIOR NOTE SERIES B

         Arizona Public Service Company, a corporation of the State of Arizona (hereinafter called the Company), for value received, hereby promises to pay to THE BANK OF NEW YORK, as Trustee, or registered assigns, the principal sum of Fifty Million Dollars on April 1, 1999, and to pay interest thereon from April 10, 1997 or from the most recent Interest Payment Date (as defined below) with respect to which interest has been paid or duly provided for, semianually, on April 1 and October 1 in each year (each an "Interest Payment Date"), commencing October 1, 1997, at the rate of 6.72% per annum (calculated on the basis of a 360-day year of twelve 30-day months), until the principal hereof is paid or made available for payment to the holder of record of this bond on the March 15 or September 15, as the case may be, next preceding such Interest Payment Date, unless such day is a legal holiday or a day on which banking institutions in The City of New York are authorized to remain closed, in which case on the next preceding day which shall not be a legal holiday or day on which such institutions are authorized by law to remain closed. Payment of the principal of (and premium, if any) and interest on this bond will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, New York, in such coin or currency of the United States of America as, at the time of payment is legal tender for payment of public and private debts, provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear on the registration books of the Company.

         This bond shall not become obligatory until The Bank of New York, the Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

         IN WITNESS WHEREOF, Arizona Public Service Company has caused this bond to be signed in its corporate name by its President or one of its Vice Presidents and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries.


         DATED:  April 10, 1997


                                            ARIZONA PUBLIC SERVICE COMPANY

                                             George A. Schreiber, Jr.
                                            -----------------------------------
                                            Executive Vice President and
                                            Chief Financial Officer


                                            ATTEST:

                                             Nancy C. Loftin
                                            -----------------------------------
                                            Vice President, Chief Legal Counsel
                                            and Secretary

TRUSTEE'S AUTHENTICATION CERTIFICATE

         This bond is one of the bonds, of the series herein designated, described or provided for in the within mentioned Mortgage.

THE BANK OF NEW YORK, AS TRUSTEE


By  Walter N. Gitlin
  ------------------------------
      Authorized Signatory

                         ARIZONA PUBLIC SERVICE COMPANY

                   First Mortgage Bond, Senior Note Series B

         This bond is one of an issue of bonds of the Company issuable in series and is one of a series known as its First Mortgage Bonds, Senior Note Series B, all bonds of all series issued and to be issued under and equally secured (except insofar as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, including the supplemental indentures dated as of December 1, 1947, April 1, 1949, February 1, 1950, December 1, 1950, February 1, 1953, November 1, 1953, March 1, 1954, October 1, 1957, March 1, 1959, November 1, 1961, June 1, 1962, December 1, 1962, September 1, 1963, September 1, 1967, April 1, 1970, March 15, 1972, April 1, 1974,
February 15, 1975, June 1, 1975,  November 15, 1975, April 15, 1977, January 15,
1978, March 1, 1979, October 15, 1979, May 15, 1980, February 2, 1982, April 15,
1982, July 1, 1983,  October 15, 1983,  June 15, 1984,  January 15, 1985, May 1,
1985, June 1, 1985,  November 1, 1985,  January 15, 1986,  March 1, 1986, May 1,
1986, February 1, 1987, June 1, 1987, November 15, 1987, April 1, 1989, February
15, 1990,  May 15, 1990,  April 15, 1991,  December 15, 1991,  January 15, 1992,
March 1, 1992, June 15, 1992,  February 1, 1993, August 1, 1993, August 1, 1993,
September 15, 1993, March 1, 1994, November 15, 1996, and April 1, 1997, called the Mortgage) dated as of July 1, 1946, executed by the Company to The Bank of New York, as Trustee. Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds and of the Trustee in respect thereof, the duties and immunities of the Trustee, the terms and conditions upon which the bonds are and are to be secured, and the circumstances under which additional bonds may be issued. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds and/or the terms and provisions of the Mortgage may be modified or altered by affirmative vote of the holders of at least seventy per centum (70%) in principal amount of the bonds then outstanding under the Mortgage and, if the rights of the holders of one or more, but less than all, series of bonds then outstanding are to be affected, then also by affirmative vote of the holders of at least seventy per centum (70%) in principal amount of the bonds then outstanding of each series of bonds so to be affected (excluding in any case bonds disqualified from voting by reason of the Company's interest therein as provided in the Mortgage); provided that, without the consent of the holder hereof, no such modification or alteration shall, among other things, impair or affect the right of the holder to receive payment of the principal of and interest on this bond and other amounts, if any, payable upon the redemption hereof on or after the respective due dates expressed herein, or permit the creation of any lien equal or prior to the lien of the Mortgage or deprive the holder of the benefit of a lien on the mortgaged and pledged property.

         The Company has issued Fifty Million Dollars ($50,000,000) in aggregate principal amount of its 6.72% Senior Notes Due 1999 (the "Senior Notes Due 1999") pursuant to the provisions of the Indenture dated as of November 15, 1996 (the "Senior Note Indenture"), between the Company and The Bank of New York, as trustee (said trustee or any successor trustee under the Senior Note Indenture being hereinafter referred to as the "Senior Note Trustee"), as supplemented by the First Supplemental Indenture, dated as of November 15, 1996, and the Second Supplemental Indenture dated as of April 1, 1997 between the Company and the Senior Note Trustee (each, the "First Supplemental Indenture" and the "Second Supplemental Indenture," and collectively, the "Supplemental Indentures").

         The Company has issued the bonds of this series to secure the Company's obligation to pay principal, premium, if any, and interest on the Senior Notes Due 1999 prior to the Release Date (as hereinafter defined).

         The Company's obligation to make payments with respect to the principal, premium and/or interest on the bonds of this series shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the corresponding amount of principal of, premium, if any, and/or interest then due on the Senior Notes Due 1999 shall have been fully or partially paid, as the case may be, or there shall have been deposited with the Senior Note Trustee pursuant to Section 501,
Section 1103, Section 1205 or Article Fourteen of the Senior Note Indenture trust funds sufficient under the provisions of said Sections and Article to fully or partially pay, as the case may be, the corresponding amount of principal, premium, if any, and/or interest then due on the Senior Notes Due 1999.

         Upon payment of the principal of, premium, if any, and interest due on the Senior Notes Due 1999, whether at maturity or prior to maturity by redemption or otherwise, or upon provision for the payment thereof having been made in accordance with Section 501 or Section 1402 of the Senior Note Indenture, bonds of this series in a principal amount equal to the principal amount of Senior Notes Due 1999 so paid or for which such provision for payment has been made shall be deemed fully paid, satisfied and discharged and the obligations of the Company thereunder shall be terminated and such bonds of this series shall be surrendered to and cancelled by the Trustee. From and after such date as all bonds issued under the Mortgage (other than Senior Note First Mortgage Bonds, as such term is defined in the Senior Note Indenture) have been retired through payment, redemption, or otherwise at, before or after maturity thereof (the "Release Date"), the bonds of this series shall be deemed fully paid, satisfied and discharged and the obligation of the Company hereunder shall be terminated. On the Release Date, the bonds of this series shall be surrendered to and cancelled by the Trustee.

         This bond is transferable as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company or at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, upon surrender and cancellation of this bond, and thereupon a new fully registered bond of the same series for a like principal amount will be issued to the transferee in exchange herefor as provided in the Mortgage.

         In the manner prescribed in the Mortgage, bonds of this series, upon surrender thereof, for cancellation, at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, together with a written instrument of transfer, if required by the Company or by the Trustee, duly executed by the registered owner or by his duly authorized attorney, are exchangeable for a like aggregate principal amount of bonds in registered form of the same series of other authorized denominations. Bonds of this series are issuable in denominations of One Thousand Dollars or any integral multiples thereof.

         No service charge shall be made for any such transfer or exchange, but the Company may require the payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         The bonds of this series shall be redeemed, in whole or in part, from time to time, on the date on which a corresponding principal amount of Senior Notes Due 1999 are redeemed as provided in the Senior Note Indenture and the Second Supplemental Indenture upon the Senior Note Trustee's notification of the Trustee of such redemption, at a redemption price equal to the redemption price of such Senior Notes Due 1999 being so redeemed. Any such notice shall be received by the Trustee no later than 5 days prior to any redemption date fixed for the bonds of this series to be redeemed and shall specify the principal amount of such bonds of this series to be redeemed, the redemption date, and the amount of accrued interest and premium, if any, to be paid thereon. The Company shall deposit in trust with the Trustee on the redemption date an amount of money sufficient to pay the principal amount including accrued interest, if any, and premium, if any, on the bonds of this series to be redeemed. Upon presentation to the Trustee of any bonds of this series by the Senior Note Trustee for payment, such bonds of this series so presented shall be redeemed and paid in full.

         In the event the principal of all Senior Notes Due 1999 is declared due and payable or becomes automatically due and payable pursuant to Section 602 of the Senior Note Indenture, upon the filing with the Trustee of a written demand for the acceleration of the payment of principal of all the bonds, such bonds shall become immediately due and payable.

         Redemption of the bonds of this series shall be effected, without further notice by the Company to the Trustee, by the payment by the Company of the applicable redemption price specified in this bond at the place specified for payment of principal of and interest on such bonds.

         The Senior Note Series B Bonds will not be subject to prepayment or redemption prior to maturity except as provided herein, notwithstanding the provisions of Section 39 or Section 64 of the Mortgage, or with "Proceeds of Released Property," as defined in the Mortgage.

         The bonds of this series will not be subject to any sinking fund.

         The Company covenants and agrees that, prior to Release Date, it will not take any action (except as described in this bond) that would cause the outstanding principal amount of the bonds of this series to be less than the then outstanding principal amount of the Senior Notes Due 1999.

         The Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

         No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.